[Corinthian Colleges, Inc. Letterhead]

     , 2005

[Director Name]

Re: Amendment of Underwater Options

On August 30, 2005, the Compensation Committee of our Board of Directors amended certain stock options that have been granted to you by Corinthian Colleges, Inc. (the “Company”) to extend the period that you have to exercise the options should you cease to provide services to the Company. The amendment is described in the following paragraph and is applicable with respect to any and all stock options granted to you under the Company’s 1998 Performance Award Plan and 2003 Performance Award Plan (individually, a “Plan” and collectively, the “Plans”) on or before August 30, 2005, to the extent such options remained outstanding and unexercised as of that date, but only to the extent that the per-share exercise price of such stock options is equal to or greater than $12.75 (your “Underwater Options”).

If you cease to be employed by or cease to provide services to the Company or one of its Subsidiaries (as defined in the applicable Performance Award Plan) (regardless of the reason for such termination of employment or cessation of service), the following rules shall apply (the last day that you are employed by or provide services to the Company or a Subsidiary is referred to as your “Severance Date”):

(a)	you will have until the date that is 3 years after your Severance Date to exercise your Underwater Options (or portion thereof) to the extent they are vested on the Severance Date (after giving effect to any acceleration of vesting thereof pursuant to the applicable Plan or the award agreements evidencing your Underwater Options);

(b)	your Underwater Options, to the extent not vested on the Severance Date (after giving effect to any acceleration of vesting thereof pursuant to the applicable Plan or the award agreements evidencing your Underwater Options), shall terminate on the Severance Date; and

(c)	your Underwater Options, to the extent exercisable for the 3-year period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 3-year period.

In each case, however, your Underwater Options remain subject to earlier termination on the expiration of the maximum term of such stock options as set forth in the applicable award agreement evidencing such options, or as otherwise provided in the applicable Plan.

This letter confirms that the termination of service/employment rules applicable to your Underwater Options have been amended as described above. Please call [Name, Title] if you have any questions regarding this amendment.

Sincerely,

[Name]

[Title]